Exhibit 99.1

SONUS NETWORKS ANNOUNCES FACILITIES RESTRUCTURING INITIATIVE

TO FURTHER REDUCE COSTS

Westford, MA, August 25, 2010 — Sonus Networks, Inc. (Nasdaq: SONS), a market leader in next generation IP-based network solutions, today announced a restructuring initiative to close its offices in Ottawa, Canada and in Darmstadt, Germany, and to relocate its Freehold, New Jersey facility to a smaller, more cost-effective space in the same area.  These actions will result in the reduction of the Company’s workforce by 12 employees, or approximately 1% of employees worldwide.

As a result of these actions, Sonus expects to achieve annual cash savings of approximately $2.0 million to $2.3 million.  Sonus anticipates incurring charges of approximately $3.5 million to $4.0 million on a pre-tax basis in the second half of fiscal 2010 for lease terminations, severance and related costs.

“These initiatives follow the restructuring activities we undertook last year and are consistent with our ongoing efforts to further strengthen Sonus’ operating efficiencies and more closely align the Company’s cost structure with our market opportunities,” commented Richard Nottenburg, president and chief executive officer of Sonus.  “By eliminating redundant office space and related costs, we will be better positioned to invest in Sonus’ innovative, market-leading technology, while continuing to deliver new product and service offerings to our customers.”

The actions related to this restructuring initiative are expected to be completed by the first quarter of fiscal 2011.

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About Sonus Networks

Sonus Networks, Inc. is a leader in IP networking with proven expertise in delivering secure, reliable and scalable next generation infrastructure and subscriber solutions.  With customers in over 50 countries across the globe and over a decade of experience in transforming networks to IP, Sonus has enabled service providers and enterprises to capture and retain users and generate significant ROI.  Sonus products include media and signaling gateways, policy/routing servers, session border controllers and subscriber feature servers.  Sonus products are supported by a global services team with experience in design, deployment and maintenance of some of the world’s largest and most complex IP networks.  For more information visit www.sonusnet.com.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are referred to Item 1A “Risk Factors” of Sonus’ Annual Report on Form 10-K for the year ended December 31, 2009, Form 10-Q for the quarter ended March 31, 2010 and Form 10-Q for the quarter ended June 30, 2010, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date.  While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, except as required by law.

Sonus is a registered trademark of Sonus Networks, Inc.  All other company and product names may be trademarks of the respective companies with which they are associated.

For more information, please contact:

Wayne Pastore 978-614-8291 wpastore@sonusnet.com	Fran Murphy 978-614-8148 fmurphy@sonusnet.com